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                                                                               1

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") made effective as of the 23rd day of July 2002, by and between Polo Ralph Lauren Corporation, a Delaware corporation (the "Corporation"), and Roger N. Farah (the "Executive").

         WHEREAS, the Executive has served as President and Chief Operating Officer of the Corporation since April 12th, 2000, pursuant to an Employment Agreement of that date (the "2000 Employment Agreement"); and

         WHEREAS, the Corporation and the Executive wish to amend and restate such 2000 Employment Agreement effective as of the date hereof;

         NOW, THEREFORE, intending to be bound the parties hereby agree as follows with effect from the date first above written.

         1. Employment/Prior Agreement. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Corporation, on the terms and conditions set forth herein. From and after the date hereof, the terms of this Agreement shall supersede in all respects the terms of any prior arrangement or agreement, if any, dealing with the matters herein.

         2. Term. The employment of the Executive by the Corporation as provided in Section 1 pursuant to this Agreement will be effective on the date hereof. The term of the Executive's employment under this Agreement shall continue until the close of business of December 31, 2007, subject to earlier termination in accordance with the terms of this Agreement (the "Term"). The Term shall be automatically extended for successive one year periods thereafter unless either party notifies the other in writing of its intention not to so extend the Term at least 180 days prior to the commencement of the next scheduled one-year extension (a "NonExtension Notice").

         3.       Position and Duties. The Executive shall serve as President and Chief Operating Officer. The Executive shall report to the Chairman and
Chief Executive Officer of the Corporation and the Board of Directors of the Corporation (the "Board"), and shall have responsibilities and duties for the oversight of the Corporation's retail operations and corporate finance administration, corporate acquisitions and human resources, and such other responsibilities and duties, that are not inconsistent with the usual duties of a president and chief operating officer of an enterprise such as the
Corporation, as may be assigned to Executive from time to time. The Executive shall devote all of Executive's working time and efforts to the business and affairs of the Corporation; provided, however, that the Executive may serve on such boards of directors as he may be asked to serve on from time to time, with the Corporation's approval. It is further understood and agreed that nothing herein shall prevent the Executive from managing his personal investments so long as such activities do not interfere in more than
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                                                                               2

an insignificant manner with the Executive's performance of his duties hereunder and do not conflict with the provisions of Section 8.

         4.       Compensation and Related Matters.

                  (a)      Salary and Incentive Bonus

                           (i)      Salary. During the Term, Executive's annual
salary shall be at the rate of $900,000. Such salary shall be paid in substantially equal installments on a basis consistent with the Corporation's payroll practices and shall be subject to annual increases, if any, as may be determined in the sole discretion of the Corporation. Executive's salary as in effect from time to time is hereinafter referred to as the "Salary".

                           (ii)     Incentive Bonus. Executive shall participate
in the Corporation's Executive Incentive Plan (the "EIP"), and any substitute therefor, and be eligible to earn an annual cash bonus for each fiscal year during the term of this Agreement (the "Annual Incentive Bonus"). During the Term with respect to each fiscal year commencing with the Company's 2003 fiscal year (i.e., commencing April 1, 2002), Executive's Annual Incentive Bonus opportunity shall range, subject to achieving pre-established performance goals, from 100% of Executive's Salary upon obtaining threshold performance targets established by the Compensation Committee (the "Compensation Committee") of the Board (e.g., the EIP bonus schedule threshold) to a maximum of 300% of Executive's Salary upon obtaining maximum performance targets established by the Compensation Committee (e.g., the EIP bonus schedule maximum) based upon the extent to which corporate or other performance goals established by the Compensation Committee are achieved. At target performance (e.g., the EIP bonus schedule target), Executive's Annual Incentive Bonus shall be 200% of Executive's Salary (the "Target Annual Incentive Bonus"). The Annual Incentive Bonus, if any, payable to the Executive in respect of each fiscal year will be paid at the same time that annual bonuses are paid to other executives under the EIP. Notwithstanding any provision of this Agreement to the contrary, the Executive's entitlement to payment of an Annual Incentive Bonus during any period when the compensation payable to the Executive pursuant to this Agreement is subject to the deduction limitations of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be subject to shareholder approval of a plan or arrangement evidencing such Annual Incentive Bonus opportunity that complies with the requirements of section 162(m) of the Code.

                           (iii)    Deferred Compensation. Executive shall
receive an aggregate of $250,000 per year for the fiscal years 2003 through 2008 (the "Deferred Compensation") in the form of deferred bonus compensation, which shall be credited to a Corporation deferred compensation account in monthly installments in a manner substantially consistent with the Corporation's deferred compensation agreements with other senior executives, which generally provide for vesting (subject to Executive's continued employment) over five years and accelerated vesting upon termination by the Corporation without Cause, by Executive for Good Reason or by reason of Executive's death or Disability.
The Deferred Compensation will be payable to Executive, to the extent vested, upon the earlier of January 1, 2012 and Executive's termination of employment.
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                                                                               3

                  (b) Expenses. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Corporation; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation.

                  (c) Other Benefits. During the term of the Executive's employment hereunder, the Executive shall be entitled to participate in or receive benefits under any medical, pension, profit sharing or other employee benefit plan or arrangement generally made available by the Corporation now or in the future to its executives and key management employees (or to their family members), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Moreover, during such term, the Executive shall be entitled to a monthly car allowance of $1,500. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Salary, Annual Incentive Bonuses or Deferred Compensation, payable to the Executive pursuant to paragraph (a) of this Section.

                  (d) Vacations. The Executive shall be entitled to reasonable vacations consistent with the Corporation's past practice.

                  (e)      Restricted Stock.

                           (i)      The Executive was granted a number of
restricted shares of the Corporation's Class A Common Stock with a fair market value equal to $2 million as of April 12, 2000, based upon the mean between the high and low sales price per share for such stock on such date as reported on the Composite tape for securities traded on the New York Stock Exchange (the "Initial Restricted Shares"); provided that any fractional share was paid to the Executive in cash. The Initial Restricted Shares (to the extent not previously vested) will continue to vest with respect to one fourth (1/4) of the aggregate number of Initial Restricted Shares so granted on each of the second, third, fourth and fifth anniversaries of the date of grant subject to the Executive's continued employment through each vesting date, except as otherwise provided herein.

                           (ii)     As soon as practicable after the date hereof
and subject to the approval of the Compensation Committee, the Executive shall be granted 300,000 restricted shares of the Corporation's Class A Common Stock (the "Additional Restricted Shares", collectively with the Initial Restricted Shares, the "Restricted Shares"). The Additional Restricted Shares will vest with respect to one fifth (1/5) of the aggregate number of Additional Restricted Shares so granted on each of the first five anniversaries of the date of grant (each, a "Restricted Share Vesting Date") subject to the Executive's continued employment through each such Restricted Share Vesting Date, except as otherwise provided herein.
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                                                                               4

                  (f)      Options.

                           (i)      As of April 12, 2000, the Executive was
granted options to purchase 250,000 shares of the Corporation's Class A Common Stock pursuant to the terms of the Corporation's 1997 Long-Term Stock Incentive Plan. The Executive was also granted with effect from each of June 2000, June 2001, and June 2002 additional options to purchase 100,000 shares. Options granted to the Executive pursuant to the foregoing (hereinafter, the "Initial Options") (to the extent not previously vested) will continue to vest and become exercisable ratably over three (3) years on each of the first three anniversaries of the date of grant, subject to the Executive's continued employment through each vesting date.

                           (ii)     As soon as practicable after the date hereof
and subject to the approval of the Compensation Committee, the Executive shall also be granted a special grant of options to purchase 400,000 shares of the Corporation's Class A Common Stock pursuant to the terms of the Corporation's 1997 Long-Term Stock Incentive Plan (the "Special Options"). The Executive shall thereafter be eligible to receive grants of additional options, the determination whether to make such grants, individually and/or as a group, and the amount thereof being in the sole discretion of the Compensation Committee. Options granted to the Executive pursuant to the preceding two sentences (hereinafter collectively, the "Additional Options") will vest and become exercisable ratably over three (3) years on each of the second, third and fourth anniversaries of the date of grant (each, an "Option Vesting Date"), subject to the Executive's continued employment through each such Option Vesting Date, and will have an exercise price equal to the fair market value per share as of the date of grant based upon the mean between the high and low sales price per share for such stock on the date of grant as reported on the Composite tape for securities traded on the New York Stock Exchange.

         5.       Termination.

                  (a) Termination by Corporation. The Executive's employment hereunder may be terminated at any time with or without Cause.

                  (b) Termination by the Executive. The Executive may terminate his employment hereunder with or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) a material diminution in or adverse alteration to the Executive's title or duties as set forth in Section 3 herein,
(B) a reduction in the Executive's Salary or Annual Incentive Bonus opportunity or Deferred Compensation from those provided herein or the Corporation's electing to eliminate the EIP without substituting therefor a plan which provides for a reasonably comparable Annual Incentive Bonus opportunity or the Executive's ceasing to be entitled to the payment of an Annual Incentive Bonus as a result of the failure of the Corporation's shareholders to approve a plan or arrangement evidencing such Annual Incentive Bonus in a manner that complies with the requirements of section 162(m) of the Code, (C) the relocation of the Executive's principal office outside of the area which comprises a fifty (50) mile radius from New York City, (D) a failure of the Corporation to comply with any material provision of this Agreement or (E) the Corporation requires Executive to report to other than Ralph Lauren and/or the Board; provided that the events described in clauses (A), (B), (C), (D)
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                                                                               5

and (E) above shall not constitute Good Reason unless and until such diminution, change, reduction, failure or requirement (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Corporation.

                  (c) Any termination of the Executive's employment by the Corporation or by the Executive (other than termination pursuant to Section 6(d)(i) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. A "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         6. Compensation Upon Termination. The provisions of this Section 6 shall exclusively govern the Executive's rights upon termination of employment with the Corporation and its affiliates. Upon termination of the Executive's employment for any reason, the Executive agrees to resign, as of the date of such termination of employment, from the Board and any committees of the Corporation or its affiliates on which he serves.

                  (a) If the Corporation shall terminate the Executive's employment for any reason other than an Enumerated Reason as set forth in
Section 6(d) hereof and other than due to the Corporation's election not to extend the Term of this Agreement by delivery of a NonExtension Notice as contemplated by Section 2, or if the Executive resigns for Good Reason pursuant to Section 5(b) hereof, subject to the provisions of Section 8 hereof, the Executive shall be entitled to the following:

                           (i)      an amount equal to the sum of (I) the
Severance Multiplier (as defined below) times the Executive's Salary at the rate in effect on such date (unless employment is terminated by the Executive for Good Reason pursuant to Section 5(b) hereof as a result of a Salary reduction, in which case, at the rate in effect prior to such reduction), plus (II) the Severance Multiplier times the amount of the Target Annual Incentive Bonus described herein; plus (III) a pro rata Annual Incentive Bonus for the year of termination (equal to the Target Annual Incentive Bonus times the percentage of the calendar year in which such termination occurs that shall have elapsed through the date of termination (a "Pro Rata Annual Incentive Bonus"));

                  The "Severance Multiplier" shall be the greater of (x) the number of years remaining in the Term (including fractions thereof), up to a maximum of three, as of the Executive's termination of employment pursuant to this Section 6(a) (determined without regard to any future extensions thereof) and (y) two. Any amounts paid pursuant to this subsection (i) shall be paid in equal monthly installments from the date of termination over the period equal to the number of months in the Severance Multiplier (such period hereinafter referred to as the "Severance Period"), except that the Pro Rata Annual
Incentive Bonus shall be paid in a lump sum in cash within thirty (30) days following the date of the Executive's termination of employment.
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                                                                               6

                           (ii)     Executive shall vest in the greater of (x)
the percentage of Special Options that otherwise would have vested on the next Option Vesting Date and (y) the percentage of Special Options so that, in the aggregate, he shall be 50% vested in such Special Options. Executive shall be entitled to exercise any vested Additional Options during the remaining Term (determined without regard to any earlier termination or further extensions hereunder) or during the one-year period commencing on the date of such termination, whichever period is longer. Executive shall be entitled to exercise any vested Initial Options until the later of April 12, 2005 or the first anniversary of the date of such termination.

                           (iii)    Executive shall vest in the greater of (x)
the percentage of Additional Restricted Shares that otherwise would have vested on the next Restricted Share Vesting Date and (y) the percentage of the Additional Restricted Shares so that, in the aggregate, he shall be 50% vested in such Additional Restricted Shares.

                           (iv)     Continued participation in the Corporation's
health benefit plans during the Severance Period; provided that if the Executive is provided with coverage by a successor employer, any such coverage by the Corporation shall cease;

                           (v)      Continued payment of Executive's automobile
allowance until expiration of the Severance Period or until Executive secures new employment, whichever first occurs;

                           (vi)     If a Change of Control shall have occurred
prior to the date of termination, subject to Section 6(g) below, the Executive shall (A) be entitled at his option, exercisable in writing within fifteen days of the date of termination, to receive the equivalent of the Salary and Annual Incentive Bonus payments pursuant to subsection (i) above in two equal lump sum installments, the first payable within 30 days of the date of termination and the second on the first anniversary of the date of termination; and (B) immediately be 100% vested in all Initial Options, Additional Options and Restricted Shares awarded to the Executive, and such Initial Options shall be exercisable until the later of April 12, 2005 or the first anniversary of the date of such termination, and such Additional Options shall be exercisable during the remaining Term (determined without regard to any earlier termination or further extensions hereunder) or during the one-year period commencing on the date of such Change of Control, whichever period is longer. As used herein, the term "Change of Control" shall mean Ralph Lauren or members of his family (or trusts or entities created for their benefit) no longer control 50% or more of the voting power of the then outstanding securities of the Corporation entitled to vote for the election of the Corporation's directors; and

                           (vii)    Except as provided in this Section 6(a), the
Corporation will have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 6(a). The Corporation anticipates that health benefits made available pursuant to clause (iv) above will be provided in accordance with applicable COBRA provisions. The Corporation shall waive or pay for any COBRA premiums otherwise payable by the Executive. In the event COBRA coverage expires, the Corporation shall in lieu of such coverage either provide alternative coverage or
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                                                                               7

reimburse the Executive for the actual costs incurred by the Executive for alternative coverage, for the remaining portion of the Severance Period during which the Executive would otherwise be entitled to continued health benefits.

                  (b) If the Executive's employment is terminated by his death or by the Corporation due to the Executive's Disability (as defined below), the Corporation shall pay any amounts due to the Executive through the date of his death or the date of his termination due to Disability, including a Pro Rata Annual Incentive Bonus for the year of termination. Except as provided in this Section 6(b), the Corporation will have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 6(b).

                  (c) If the Executive's employment shall be terminated by the Corporation pursuant to Section 6(d)(iii) for Cause or by the Executive for other than Good Reason, the Corporation shall pay the Executive his full Salary through the date of termination at the rate in effect prior to such termination and except as provided in this Section 6(c), the Corporation will have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this
Section 6(c).

                  (d) The term "Enumerated Reason" with respect to termination by the Corporation of the Executive's employment shall mean any one of the following reasons:

                           (i)      Death. The Executive's employment hereunder
shall terminate upon his death.

                           (ii)     Disability. If, as a result of the
Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination is given (which Notice of Termination may be given before or after the end of such six month period; provided that the termination would not be effective until the end of such six month period) shall not have returned to the performance of his duties hereunder on a full-time basis (a "Disability"), the Corporation may terminate the Executive's employment hereunder.

                           (iii)    Cause. The Corporation shall have "Cause" to
terminate the Executive's employment hereunder upon (1) the willful and continued failure by the Executive to substantially perform his duties hereunder after demand for substantial performance is delivered to him by the Corporation that specifically identifies the manner in which the Corporation believes the Executive has not substantially performed his duties, (2) Executive's conviction of, or plea of nolo contendere to, a crime (whether or not involving the Corporation) constituting any felony or (3) the willful engaging by the
Executive in gross misconduct relating to the Executive's employment that is materially injurious to the Corporation, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, in violation of
Section 8) or which subjects, or if generally known would subject, the Corporation to public ridicule. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be
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                                                                               8

considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive's employment may be terminated for Cause only by act of the Board of Directors of the Corporation and, in any event, the Executive's employment shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Corporation's intention to terminate for Cause, (y) the opportunity to cure (if curable) within 30 days of such written notice of the event(s) giving rise to such notice and (z) an opportunity for the Executive, together with his counsel, to be heard by the Board of Directors of the Corporation.

                  (e) If the Executive's employment with the Corporation shall terminate due to either the Corporation's or Executive's election not to extend the Term of this Agreement by delivery of a NonExtension Notice as contemplated by Section 2, then Executive shall be entitled to receive his full Salary through the date of termination plus the Annual Incentive Bonus, if any, that Executive would have been entitled to receive had he remained in the Corporation's employment through the end of its fiscal year, prorated to the date of termination. Such prorated Annual Incentive Bonus shall be payable at the same time as the Corporation pays annual bonuses to other executives under the EIP. In addition, if the Corporation was the party that so elected not to extend the Term of this Agreement as described above, then the Executive shall also be entitled to receive an amount, payable in equal monthly installments over a one year period, equal to the sum of (x) one times his Salary, plus (y) one times the Target Annual Incentive Bonus. Except as provided in this Section 6(e), the Corporation shall have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 6(e).

                  (f) As a condition precedent to receipt of the payments provided for Sections 6(a) and 6(e), Executive shall be required to execute a general release in favor of the Corporation, excluding only the payments remaining to be made pursuant to such Sections.

                  (g) Notwithstanding the foregoing, (A) in the event the Corporation (or its successor) and the Executive both determine, based upon the advice of the independent public accountants for the Corporation, that part or all of the consideration, compensation or benefits to be paid to the Executive under this Agreement constitute "parachute payments" under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Executive under any other plan, arrangement or agreement which constitute "parachute payments" (collectively, the "Parachute Amount") exceeds 2.99 times the Executive's "base amount", as defined in Section 280G(b)(3) of the Code (the "Executive Base Amount"), the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of the Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the "Reduced Amount"); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Corporation), that
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without such reduction the Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his receipt of the Reduced Amount.

                           (B)      If the determination made pursuant to clause
(A) above results in a reduction of the payments that would otherwise be paid to the Executive except for the application of this Section 6(g), then the Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Corporation in writing of his election within ten days of the determination of the reduction in payments. If no such election is made by the Executive within such ten-day period, the Corporation may elect which and how much of any entitlement shall be eliminated or reduced and shall notify the Executive promptly of such election. Within ten days following such determination and the elections hereunder, the Corporation shall pay or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay or distribute to or for the benefit of the Executive in the future such amounts as become due to the Executive under this Agreement.

                           (C)      As a result of the uncertainty in the
application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Corporation which should not have been made under clause (A) of this Section 6(g) ("Overpayment") or that additional payments which are not made by the Corporation pursuant to clause (A) of this Section 6(g) should have been made ("Underpayment"). In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Overpayment arises, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Corporation together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

         7. Mitigation. The Executive shall have no duty to mitigate the payments provided for in Section 6 by seeking other employment or otherwise and such payment shall not be subject to reduction for any compensation received by the Executive from employment in any capacity following the termination of the Executive's employment with the Corporation.

         8.       Noncompetition.

                  (a) The Executive agrees that for the duration of his employment and for a period two (2) years from the date of termination thereof and during any Severance Period, he will not, on his own behalf or on behalf of any other person or entity, hire, solicit, or
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                                                                              10

encourage to leave the employ of the Corporation or its subsidiaries, affiliates or licensees any person who is an employee of any of such companies.

                  (b) The Executive agrees that for the duration of his employment and for a period of two (2) years from the date of termination thereof and during any Severance Period, the Executive will take no action which is intended, or would reasonably be expected, to harm (e.g. making public derogatory statements or misusing confidential Corporation information, it being acknowledged that the Executive's employment with a competitor in and of itself shall not be deemed to be harmful to the Corporation for purposes of this
Section 8(b)) the Corporation or any of its subsidiaries, affiliates or licensees or their reputation.

                  (c) The Executive agrees that during the duration of his employment and for twelve (12) months from the date of any termination of employment, the Executive shall not, directly or indirectly, (A) engage in any "Competitive Business" (as defined below) for his own account, (B) enter into the employ of, or render any services to, any person engaged in a Competitive Business, or (C) become interested in any entity engaged in a Competitive Business, directly or indirectly as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided that the Executive may own, solely as an investment, securities of any entity which are traded on a national securities exchange if the Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 2% or more of any class of securities of such entity.

         For purposes of this Agreement the term "Competitive Business" shall mean a business which competes in any material respects with the Corporation or its subsidiaries, affiliates or licensees, and shall include, without limitation, those brands and companies identified on Exhibit A hereto. The term Competitive Business is not intended to include the business of a competitor of a licensee whose business does not involve or compete with the licensed businesses of the Corporation or its subsidiaries and affiliates.

                  (d) The Executive will not at any time (whether during or after his employment with the Corporation) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than the Corporation or any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Corporation generally, or any subsidiary, affiliate or licensee of the Corporation; provided that the foregoing shall not apply to information which is not unique to the Corporation or which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that upon termination of his employment with the Corporation for any reason, he will return to the Corporation immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Corporation or its subsidiaries or affiliates or licensees.
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                                                                              11

                  (e) If the Executive breaches, or threatens to commit a breach of, any of the provisions of this Section 8 (the "Restrictive Covenants"), the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or equity:

                           (i)      The right and remedy to have the Restrictive
Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach of such Restrictive Covenants will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; and

                           (ii)     The right to discontinue the payment of any
amounts owing to the Executive under the Agreement; provided that the Corporation shall have secured a reasoned opinion of counsel that the Executive's activities constitute a material breach of the Restrictive Covenants and which shall have been provided to the Executive, the delivery of which shall not be deemed to be a waiver of any applicable privilege. To the extent Executive, by notice hereunder, disputes the discontinuance of any payments hereunder, such payments shall be segregated and deposited in an interest bearing account at a major financial center bank in New York City pending resolution of the dispute.

                  (f) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         9.       Successors; Binding Agreement.

                  (a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered with receipt acknowledged or five business days after having been mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

         Roger Farah
         35 Beverly Road
         Purchase, New York  10577

         with a copy to:

         John M. Callagy, Esq.
         Kelley Drye & Warren LLP
         101 Park Avenue
         New York, N.Y. 10178

         If to the Corporation:

         Polo Ralph Lauren Corporation
         650 Madison Avenue
         New York, New York  10022
         Attention:  Senior Vice President, Human Resources

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Corporation as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

         12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement and its enforcement shall be settled exclusively by arbitration in the City of New York before a single arbitrator who shall be a retired federal judge having sat in the United States District Court for the Southern District of New York in accordance with the then obtaining National Rules for the Resolution of Employment Disputes or, if such rules are no longer in effect the then obtaining employment rules of the American Arbitration Association. The arbitrator shall be required to permit reasonable discovery, including document production, deposition, contention interrogatories, damages interrogatories, and requests to admit. Judgment may be entered on the arbitrator's award in any New York court; provided, however, that the Corporation shall be entitled to seek a restraining order or injunction in arbitration or in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 8 of this Agreement and the Executive hereby consents that such restraining order or injunction be granted without the necessity of the Corporation's posting any bond; and provided, further that, notwithstanding Section 8(e)(ii), the Executive shall be entitled to seek specific performance in arbitration or in any court of competent jurisdiction of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement. Fees and expenses payable to the American Arbitration Association and the arbitrator shall be shared equally by the Corporation and by the Executive, but the parties shall otherwise bear their own costs in connection with the arbitration; provided that the arbitrator must determine who is the prevailing party and include as part of the award to the prevailing party the reasonable legal fees and expenses incurred by such party.

         15. Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.

         16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties (including, without limitation, the 2000 Employment Agreement), whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

         17. Executive Representation. The Executive hereby represents to the Corporation that the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed and the Executive has hereunto set his hand, effective as of the first day written above.


                              POLO RALPH LAUREN CORPORATION

                                      /s/ RALPH LAUREN
                              By:     ________________________________
                              Name:   Ralph Lauren
                              Title:  Chairman and CEO
                                      July 23,2002
                              Date:   ________________________________


                                          /s/ ROGER N. FARAH
                              ______________________________________
                              Executive:  ROGER N. FARAH
                                      July 23,2002
                              Date:   ________________________________